EXHIBIT 77C

The Annual Meeting of Stockholders of AllianceBernstein Income Fund, Inc. was held on March 28, 2008 and each proposal was approved by stockholders.

A description of each proposal and number of shares voted at the Meeting are as follows:


                                       Voted for               Abstain/
							       Authority
                                                               Withheld



1.  To elect Class Two Directors:
    (terms expire in 2011)

             William H. Foulk, Jr      208,946,784            4,134,306
             D. James Guzy	       208,920,492            4,160,598
             David H Dievler           209,027,731            4,053,359

2.  To elect a Class Three Director:
    (term expires in 2009)

             Garry L. Moody            209,017,389            4,063,701